   As filed with the Securities and Exchange Commission on January  13, 1997
                                                   Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                            TICKETMASTER GROUP, INC.
             (Exact name of registrant as specified in its charter)
                              ____________________

             Illinois                                      36-3597489
 (State or other jurisdiction of                        (I.R.S. Employee
  incorporation or organization)                       Identification No.)

                       3701 Wilshire Boulevard, 7th Floor
                         Los Angeles, California 90010
                                 (213) 381-2000
  (Address, including zip code, and telephone number, including area code, of registrant's executive offices)
                              ____________________

                TICKETMASTER STOCK PLAN, AS AMENDED AND RESTATED
                ------------------------------------------------
                            (Full title of the plan)





                             Ned S. Goldstein, Esq.
                   Senior Vice President and General Counsel
                            Ticketmaster Group, Inc.
                       3701 Wilshire Boulevard, 7th Floor
                         Los Angeles, California 90010
                                 (213) 381-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                            Proposed Maximum Aggregate                     Amount of
                                                                  Offering Price                        Registration Fee
--------------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value                                    $ 38,390,625(1)                            $ 11,634
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457 (h) under the Securities Act of 1933, as amended, on the basis of the average bid and asked prices of the Company's Common Stock as reported on the Nasdaq National Market on January 6, 1997. Does not reflect an indeterminate number of shares that may be issued as a result of anti-dilution provisions contained in the above-referenced Plan.

================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are hereby incorporated by reference in this Registration Statement:

         1. The prospectus dated November 18, 1996 contained in the registrant's Registration Statement on Form S-1 (Registration No. 333-12413), which was filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Act").

         2. All documents filed by the registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and before the registrant files a post-effective amendment that indicates that all shares of Common Stock being offered hereby have been sold or that deregisters all shares of Common Stock then remaining unsold.


ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Certain partners of and attorneys associated with Neal, Gerber & Eisenberg, a firm that performs legal services for the registrant, own shares of Common Stock. Charles Evans Gerber and Norman J. Gantz, partners in the firm, serve as a director and as Secretary, respectively, of the Company. In addition, Mr. Gerber and Marshall E. Eisenberg, who is also a partner in the firm, are co-trustees of trusts which indirectly own shares of Common Stock. Specifically, Mr. Eisenberg is a co-trustee of trusts which indirectly own approximately 97.8% of the outstanding shares of common stock of HG, Inc. (which entity is the holder of 2,544,526 shares of Common Stock) and Messrs. Eisenberg and Gerber are co-trustees of trusts which directly own 100.0% of the outstanding shares of Class B Preferred Stock and 10.4% of the outstanding shares of Class A Preferred Stock of Rockwood & Co. (which entity is the holder of 23,438 shares of Common Stock). Further, Mr. Gerber holds options to purchase 25,000 shares of Common Stock, and will be entitled to be granted additional options to purchase shares of Common Stock under the Ticketmaster Stock Plan, as amended and restated.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 8.75 of the Illinois Business Corporation Act ("IBCA") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Articles provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 8.75 of the IBCA.

         Section 2.10 of the IBCA permits an Illinois corporation to include in its articles of incorporation a provision eliminating or limiting a director's personal liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, improper distributions or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Articles include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

         The Registrant has agreed to indemnify each director and officer pursuant to an Indemnity Agreement from and against any and all expenses, losses, damages and liabilities incurred by such director or officer for or as a result of actions taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the Registrant.

         The Registrant has purchased liability coverage for its officers and directors insuring such officers and directors against losses arising from any wrongful act in his or her capacity as an officer or director.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


ITEM 8.  EXHIBITS

 Exhibit
   No.            Description
 -------          -----------
  4.1             Ticketmaster Stock Plan, as Amended and Restated (1)

  5.1             Opinion of Neal, Gerber & Eisenberg

 23.1             Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1)


 (1) Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (No. 333-24131) filed by the Company under the Securities Act of 1933, as amended.

 23.2             Consent of KPMG Peat Marwick LLP

 24.1             Powers of Attorney (included in the signature pages hereto)

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         2. that, for the purpose of determining any liability under the Act, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         4. that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5. to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such person has otherwise received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on the written request of the person.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Ticketmaster Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 10, 1997.

                                           TICKETMASTER GROUP, INC.



                                  By:      /s/ Fredric D. Rosen
                                           -------------------------------------
                                           Fredric D. Rosen,
                                           President and Chief Executive Officer



         We, the undersigned officers and directors of Ticketmaster Group, Inc., hereby severally constitute Fredric D. Rosen, Ned S. Goldstein and Peter
B. Knepper, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally to do all such things in our name and behalf in such capacities to enable Ticketmaster Group, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such documents.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 10, 1997 by the following persons in the capacities indicated.


SIGNATURE                                  TITLE
---------                                  -----

/s/ Paul G. Allen                          Chairman of the Board
-----------------------------
Paul G. Allen

/s/ Fredric D. Rosen                       President, Chief Executive Officer and Director
-----------------------------
Fredric D. Rosen                           (Principal Executive Officer)


/s/ Peter B. Knepper                       Senior Vice President and Chief Financial Officer
-----------------------------
Peter B. Knepper                           (Principal Financial and Accounting Officer)


/s/ Charles Evans Gerber                   Director
-----------------------------
Charles Evans Gerber


/s/ David E. Liddle                        Director
-----------------------------
David E. Liddle


/s/ John A. Pritzker                       Director
-----------------------------
John A. Pritzker


/s/ William D. Savoy                       Director
-----------------------------
William D. Savoy


/s/ Terence M. Strom                       Director
-----------------------------
Terence M. Strom